For Immediate Release	Contact: Karen A. Warren (Investor Relations)
November 1, 2005	401-727-5401
Wayne S. Charness (News Media)
401-727-5983

Hasbro Announces a Variable Share Forward Contract on

Hasbro Stock by Chairman Alan G. Hassenfeld

PAWTUCKET, R.I. − (Business Wire) – November 1, 2005 – Hasbro, Inc. (NYSE: HAS) Hasbro today announced that Chairman Alan G. Hassenfeld entered into a variable share prepaid forward sale contract covering 1,000,188 shares of Hasbro’s common stock.

Mr. Hassenfeld is entering the variable forward sale for financial planning purposes, including to diversify his investment portfolio, realize liquidity in his significant holdings of Hasbro stock and provide funding against charitable pledges.  The forward sale arrangement provides Mr. Hassenfeld with liquidity currently while allowing him to maintain certain voting and dividend rights, as well as the ability to participate in future stock price appreciation, during the term of the contract.

The variable forward sale is scheduled to settle in February 2008, at which time the actual number of shares to be delivered by Mr. Hassenfeld will be determined based on the price of the Company’s common stock, with the number not to exceed 1,000,188 shares.  Subject to certain conditions, Mr. Hassenfeld can also elect to settle the forward sale contract in cash.

The variable forward sale contract does not apply to the remaining 4,795,490 shares of the Company’s stock held by Mr. Hassenfeld personally, the vested options he currently holds to acquire 1,563,334 shares of stock, the 680,480 shares held by the Hassenfeld Foundation or an aggregate of 9,474,874 shares held by four Hassenfeld family trusts, over which shares Mr. Hassenfeld has sole or shared voting power.

Mr. Hassenfeld has filed a Form 144, and will be filing a Form 4, with the Securities and Exchange Commission in connection with the variable forward sale contract.